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                                                                      EXHIBIT 11
                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
                COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                    (In thousands, except per share amounts)


                                                                             Three Months Ended       Six Months Ended
                                                                                   June 30,                June 30,
                                                                               1996      1995           1996       1995
                                                                             --------   -------      ---------   -------
Net income  (loss)  (a)                                                      ($2,678)     $111        ($2,998)      $296
                                                                             ========   ======        ========    ======
PRIMARY
Weighted average common shares outstanding                                     6,504     6,218          6,504      6,218

Effect of assumed exercise of stock options at prices
which are lower than the average market price of
common shares during the period using the
treasury stock method                                                            181       120             86        115

Warrants outstanding                                                              31        39             31         39
                                                                             --------   ------        --------    ------

Average shares outstanding and common equivalent
shares for primary earnings per share                                          6,716     6,377          6,621      6,372
                                                                             ========   ======        ========    ======

Primary earnings per share (a):
Net Income (loss)                                                             ($0.40)    $0.02         ($0.45)     $0.05

FULLY DILUTED

Weighted average common shares outstanding                                     6,504     6,218          6,504      6,218

Effect of assumed exercise of stock options at
prices which are lower than the market price of
common shares at the end of the period, when the
ending price is higher than the average market price                             181       123             86        123

Warrants outstanding                                                              31        40             31         40
                                                                             --------   ------        --------    ------

Average shares outstanding and common equivalent
shares, assuming full dilution                                                 6,716     6,381          6,621      6,381
                                                                             ========   ======        ========    ======

Fully diluted earning per share:
Net Income (loss)                                                             ($0.40)    $0.02         ($0.45)     $0.05
                                                                             ========   ======        ========    ======

(a) These amounts agree with the related amounts in the condensed consolidated statements of income.